Exhibit 99.1

Financial Statements

Report of Management on Media General, Inc.’s Internal Control over Financial Reporting

Management of Media General, Inc., (the Company) has assessed the Company’s internal control over financial reporting as of December 27, 2009, based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that as of December 27, 2009, the Company’s system of internal control over financial reporting was properly designed and operating effectively based upon the specified criteria.

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is comprised of policies, procedures and reports designed to provide reasonable assurance, to the Company’s management and board of directors, that the financial reporting and the preparation of financial statements for external purposes has been handled in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that (1) govern records to accurately and fairly reflect the transactions and dispositions of assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable safeguards against or timely detection of material unauthorized acquisition, use or disposition of the Company’s assets.

Internal controls over financial reporting may not prevent or detect all misstatements. Additionally, projections as to the effectiveness of controls to future periods are subject to the risk that controls may not continue to operate at their current effectiveness levels due to changes in personnel or in the Company’s operating environment.

January 28, 2010

/s/ Marshall N. Morton	/s/ John A. Schauss	/s/ O. Reid Ashe Jr.
Marshall N. Morton	John A. Schauss	O. Reid Ashe Jr.
President and	Vice President-Finance	Executive Vice President
Chief Executive Officer	and Chief Financial Officer	and Chief Operating Officer

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Stockholders

Media General, Inc.

We have audited Media General, Inc.’s internal control over financial reporting as of December 27, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Media General, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Media General, Inc.’s Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Media General, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 27, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Media General, Inc., as of December 27, 2009, and December 28, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended December 27, 2009, and our report dated January 28, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Richmond, Virginia

January 28, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Media General, Inc.

We have audited the accompanying consolidated balance sheets of Media General, Inc., as of December 27, 2009, and December 28, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 27, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media General, Inc., at December 27, 2009, and December 28, 2008, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 27, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Media General, Inc.’s internal control over financial reporting as of December 27, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 28, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Richmond, Virginia

January 28, 2010

Media General, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Years Ended
	December 27, 2009	December 28, 2008	December 30, 2007

Revenues
Publishing	$357,502	$436,870	$524,775
Broadcasting	258,967	322,106	336,479
Digital media and other	41,143	38,399	35,039

Total revenues	657,612	797,375	896,293

Operating costs:
Employee compensation	300,439	380,434	399,157
Production	154,785	193,034	211,426
Selling, general and administrative	94,031	111,549	124,884
Depreciation and amortization	59,178	71,464	72,998
Goodwill and other asset impairment (Note 2)	84,220	908,701	—
Gain on insurance recovery	(1,915)	(3,250)	(17,604)

Total operating costs	690,738	1,661,932	790,861

Operating income (loss)	(33,126)	(864,557)	105,432

Other income (expense):
Interest expense	(41,978)	(43,449)	(59,577)
Impairment of and income (loss) on investments	701	(4,419)	(34,825)
Other, net	972	979	1,126

Total other expense	(40,305)	(46,889)	(93,276)

Income (loss) from continuing operations before income taxes	(73,431)	(911,446)	12,156
Income tax expense (benefit)	(28,638)	(288,191)	2,921

Income (loss) from continuing operations	(44,793)	(623,255)	9,235
Discontinued operations:
Income from discontinued operations (net of income taxes of $2 in 2009, $1,727 in 2008 and $2,207 in 2007)	155	2,701	3,452
Net gain (loss) related to divestiture of discontinued operations (net of income taxes of $144 in 2009, and income tax benefit of $5,846 in 2008 and $722 in 2007)	8,873	(11,300)	(2,000)

Net income (loss)	$(35,765)	$(631,854)	$10,687

Earnings (loss) per common share:

Income (loss) from continuing operations	$(2.01)	$(28.21)	$0.39
Income (loss) from discontinued operations	0.40	(0.39)	0.06

Net income (loss)	$(1.61)	$(28.60)	$0.45

Earnings (loss) per common share - assuming dilution:

Income (loss) from continuing operations	$(2.01)	$(28.21)	$0.39
Income (loss) from discontinued operations	0.40	(0.39)	0.06

Net income (loss)	$(1.61)	$(28.60)	$0.45

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

ASSETS

	December 27, 2009	December 28, 2008
Current assets:
Cash and cash equivalents	$33,232	$7,142
Accounts receivable (less allowance for doubtful accounts 2009 - $5,371; 2008 - $5,961)	104,405	102,174
Inventories	6,632	12,035
Other	60,786	38,849
Assets of discontinued operations	—	12,402

Total current assets	205,055	172,602

Other assets	34,177	41,287

Property, plant and equipment, at cost:
Land	37,362	37,736
Buildings	308,538	312,141
Machinery and equipment	545,050	540,999
Construction in progress	4,191	17,229
Accumulated depreciation	(473,933)	(454,478)

Net property, plant and equipment	421,208	453,627

FCC licenses and other intangibles - net	220,591	245,266

Excess of cost over fair value of net identifiable assets of acquired businesses	355,017	421,470

Total assets	$1,236,048	$1,334,252

Notes to Consolidated Financial Statements begin on page 10.

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 27, 2009	December 28, 2008
Current liabilities:
Accounts payable	$26,398	$41,365
Accrued expenses and other liabilities	72,174	86,291
Liabilities of discontinued operations	—	3,053

Total current liabilities	98,572	130,709

Long-term debt	711,909	730,049

Retirement, post-retirement, and post-employment plans	173,017	251,175

Deferred income taxes	7,233	—

Other liabilities and deferred credits	53,066	67,092

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock ($5 cumulative convertible), par value $5 per share:
authorized 5,000,000 shares; none outstanding
Common stock, par value $5 per share:
Class A, authorized 75,000,000 shares; issued 22,241,959 and 22,250,130 shares	111,210	111,251
Class B, authorized 600,000 shares; issued 551,881 shares	2,759	2,759
Additional paid-in capital	24,253	21,934
Accumulated other comprehensive loss:
Unrealized loss on derivative contracts	(9,691)	(17,927)
Pension and postretirement	(108,012)	(170,212)
Retained earnings	171,732	207,422

Total stockholders’ equity	192,251	155,227

Total liabilities and stockholders’ equity	$1,236,048	$1,334,252

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except shares and per share amounts)

	Class A Shares			Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
		Common Stock
		Class A	Class B
Balance at December 31, 2006	23,556,472	$117,782	$2,780	$55,173	$(111,248)	$872,873	$937,360
Net income		—	—	—	—	10,687	10,687
Unrealized loss on equity securities (net of deferred tax benefit of $912)		—	—	—	(1,600)	—	(1,600)
Reclassification of loss included in net income (net of deferred taxes of $1,314)		—	—	—	2,306	—	2,306
Unrealized loss on derivative contracts (net of deferred tax benefit of $1,874)		—	—	—	(3,288)	—	(3,288)
Pension and postretirement (net of deferred taxes of $21,021)		—	—	—	36,553	—	36,553

Comprehensive income							44,658
Uncertain tax position adoption		—	—	—	—	(4,921)	(4,921)
Cash dividends to shareholders ($0.92 per share)		—	—	—	—	(21,156)	(21,156)
Exercise of stock options	14,800	74	—	348	—	—	422
Repurchase of common stock	(1,500,000)	(7,500)	—	(41,216)	—	—	(48,716)
Stock-based compensation		—	—	5,649	—	—	5,649
Income tax benefits relating to stock-based compensation		—	—	110	—	—	110
Other	(15,437)	(77)	—	(351)	—	29	(399)

Balance at December 30, 2007	22,055,835	110,279	2,780	19,713	(77,277)	857,512	913,007

Net loss		—	—	—	—	(631,854)	(631,854)
Unrealized loss on derivative contracts ($0 tax benefit)		—	—	—	(9,510)	—	(9,510)
Pension and postretirement ($0 tax benefit)		—	—	—	(101,352)	—	(101,352)

Comprehensive loss							(742,716)
Cash dividends to shareholders ($0.81 per share)		—	—	—	—	(18,510)	(18,510)
Performance accelerated restricted stock	131,333	657	—	(1,602)	—	274	(671)
Stock-based compensation		—	—	5,756	—	—	5,756
Income tax benefits relating to stock-based compensation		—	—	99	—	—	99
Other	62,962	315	(21)	(2,032)	—	—	(1,738)

Balance at December 28, 2008	22,250,130	111,251	2,759	21,934	(188,139)	207,422	155,227

Net loss		—	—	—	—	(35,765)	(35,765)
Unrealized gain on derivative contracts (net of deferred taxes of $134)		—	—	—	8,236	—	8,236
Pension and postretirement (net of deferred taxes of $1,011)		—	—	—	62,200	—	62,200

Comprehensive income							34,671
Performance accelerated restricted stock	(55,253)	(276)	—	(333)	—	75	(534)
Stock-based compensation		—	—	2,389	—	—	2,389
Other	47,082	235	—	263	—	—	498

Balance at December 27, 2009	22,241,959	$111,210	$2,759	$24,253	$(117,703)	$171,732	$192,251

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended
	December 27, 2009	December 28, 2008	December 30, 2007
Cash flows from operating activities:
Net income (loss)	$(35,765)	$(631,854)	$10,687
Adjustments to reconcile net income (loss):
Depreciation	46,015	51,591	53,109
Amortization	13,177	20,270	25,341
Deferred income taxes	10,948	(272,620)	16,289
Uncertain tax positions	(4,771)	—	—
Impairment of and (income) loss on investments	(701)	4,419	34,825
Goodwill and other asset impairment	84,220	908,701	—
Provision for doubtful accounts	4,087	7,690	5,929
Insurance proceeds related to repair costs	374	—	19,959
Gain on insurance recovery	(1,915)	(3,250)	(17,604)
Net (gain) loss related to divestiture of discontinued operations	(8,873)	11,300	2,000
Change in assets and liabilities:
Retirement plan contributions	(15,000)	(10,000)	—
Income taxes refundable	(22,587)	(15,855)	(17,518)
Intraperiod tax allocation	(1,145)	—	—
Company owned life insurance (cash surrender value less policy loans)	(1,216)	19,137	(1,110)
Accounts receivable and inventory	(669)	20,710	(3,721)
Accounts payable, accrued expenses and other liabilities	(28,985)	(14,007)	(6,636)
Other, net	(3,416)	2,526	9,279

Net cash provided by operating activities	33,778	98,758	130,829

Cash flows from investing activities:
Capital expenditures	(18,453)	(31,517)	(78,142)
Purchases of businesses	—	(23,804)	(2,525)
Proceeds from sales of discontinued operations and investments	17,625	138,302	—
Insurance proceeds related to machinery and equipment	3,120	—	27,841
Distribution from unconsolidated affiliate	—	—	5,000
Collection (funding) of note receivable	5,000	(5,000)	—
Other, net	2,991	5,882	8,245

Net cash provided (used) by investing activities	10,283	83,863	(39,581)

Cash flows from financing activities:
Increase in debt	215,700	330,000	570,000
Repayment of debt	(233,840)	(497,523)	(588,823)
Stock repurchase	—	—	(48,716)
Debt issuance costs	—	(4,182)	(1,010)
Cash dividends paid	—	(18,510)	(21,156)
Other, net	169	522	743

Net cash used by financing activities	(17,971)	(189,693)	(88,962)

Net increase (decrease) in cash and cash equivalents	26,090	(7,072)	2,286
Cash and cash equivalents at beginning of year	7,142	14,214	11,928

Cash and cash equivalents at end of year	$33,232	$7,142	$14,214

Notes to Consolidated Financial Statements begin on page 10.

Media General, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Fiscal year

The Company’s fiscal year ends on the last Sunday in December. Results for 2009, 2008 and 2007 are for the 52-week periods ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively. The Company has evaluated events occurring subsequent to December 27, 2009 through January 28, 2010 for recognition and/or disclosure in these consolidated financial statements.

Principles of consolidation

The accompanying financial statements include the accounts of Media General, Inc., subsidiaries more than 50% owned and certain variable interest entities, from time to time, for which Media General, Inc. is the primary beneficiary (collectively, the Company). All significant intercompany balances and transactions have been eliminated. The equity method of accounting is used for investments in companies in which the Company has significant influence; generally, this represents investments comprising approximately 20 to 50 percent of the voting stock of companies and certain partnership interests.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company re-evaluates its estimates on an ongoing basis. Actual results could differ from those estimates.

Presentation

Certain prior-year financial information has been reclassified to conform with the current year’s presentation.

Revenue recognition

The Company’s principal sources of revenue are the sale of advertising in newspapers, the sale of newspapers to individual subscribers and distributors, and the sale of airtime on television stations. The Company also derives revenues from cable and satellite retransmissions of its broadcast programs, as well as from the sale of broadcast equipment and studio design services. In addition, the Company sells advertising on its newspaper and television Web sites and portals, and derives revenues from other online activities, including an online advergaming development firm and an online shopping portal. Advertising revenue is recognized when advertisements are published, aired or displayed, or when related advertising services are rendered. Newspaper advertising contracts, which generally have a term of one year or less, may provide rebates or discounts based upon the volume of advertising purchased during the terms of the contracts. Estimated rebates and discounts are recorded as a reduction of revenue in the period the advertisement is displayed. This requires the Company to make certain estimates regarding future advertising volumes. Estimates are based on various factors including historical experience and advertising sales trends. These estimates are revised as necessary based on actual volume realized. Subscription revenue is recognized on a pro-rata basis over the term of the subscription. Amounts received from customers in advance are deferred until earned. Revenues from fixed price contracts (such as studio design services or advergaming development) are recognized under the percentage of completion method, measured by actual cost incurred to date compared to estimated total costs of each contract. Retransmission revenues from cable and satellite are recognized based on average monthly subscriber counts and contractual rates. Commission revenues from the online shopping portal are recognized upon third-party notification of consumer purchase.

Cash and cash equivalents

Cash in excess of current operating needs is invested in various short-term instruments carried at cost that approximates fair value. Those short-term investments having an original maturity of three months or less are classified in the balance sheet as cash equivalents.

Derivatives

Derivatives are recognized as either assets or liabilities on the balance sheet at fair value. If a derivative is a hedge, a change in its fair value is either offset against the change in the fair value of the hedged item through earnings, or recognized in Other Comprehensive Income (OCI) until the hedged item is recognized in earnings. Any difference between the fair value of the hedge and the item being hedged, known as the ineffective portion, is immediately recognized in earnings in the line item “Other, net” during the period of change. For derivative instruments that are designated as cash flow hedges, the effective portion of the change in value of the derivative instrument is reported as a component of the Company’s OCI and is reclassified into earnings (interest expense for interest rate swaps and newsprint expense for newsprint swaps) in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the Company’s current earnings during the period of change. Derivative instruments are carried at fair value on the Consolidated Balance Sheets in the applicable line item “Other assets” or “Other liabilities and deferred credits.”

Accounts receivable and concentrations of credit risk

Media General is a diversified communications company which sells products and services to a wide variety of customers located principally in the southeastern United States. The Company’s trade receivables result from the sale of advertising and content within its operating segments. The Company routinely assesses the financial strength of significant customers, and this assessment, combined with the large number and geographic diversity of its customer base, limits its concentration of risk with respect to trade receivables. The Company maintains an allowance for doubtful accounts based on both the aging of accounts at period end and specific reserves for certain customers.

Inventories

Inventories consist principally of raw materials (primarily newsprint) and broadcast equipment, and are valued at the lower of cost or market using the specific identification method.

Self-insurance

The Company self-insures for certain employee medical and disability income benefits, workers’ compensation costs, as well as automobile and general liability claims. The Company’s responsibility for workers’ compensation and auto and general liability claims is capped at a certain dollar level (generally $100 thousand to $500 thousand depending on claim type). Insurance liabilities are calculated on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims. Estimates for projected settlements and incurred but not reported claims are based on development factors, including historical trends and data, provided by a third party.

Broadcast film rights

Broadcast film rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. Program rights and the corresponding contractual obligations are recorded as other assets (based upon the expected use in succeeding years) and as other liabilities (in accordance with the payment terms of the contract) in the Consolidated Balance Sheets when programs become available for use. Generally, program rights of one year or less are amortized using the straight-line method; program rights of longer duration are amortized using an accelerated method based on the expected useful life of the program.

Property and depreciation

Plant and equipment are depreciated, primarily on a straight-line basis, over the estimated useful lives which are generally 40 years for buildings and range from 3 to 30 years for machinery and equipment. Depreciation deductions are computed by accelerated methods for income tax purposes. Major renovations and improvements and interest cost incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renovations are charged to expense as incurred.

Intangible and other long-lived assets

Intangible assets consist of goodwill (which is the excess of purchase price over the net identifiable assets of businesses acquired), FCC licenses, network affiliations, subscriber lists, other broadcast intangibles, intellectual property, and trademarks. Indefinite-lived intangible assets are not amortized, but finite-lived intangibles are amortized using the straight-line method over periods ranging from one to 25 years (see Note 2). Internal use software is amortized on a straight-line basis over its estimated useful life, not to exceed five to seven years.

When indicators of impairment are present, management evaluates the recoverability of long-lived tangible and finite-lived intangible assets by reviewing current and projected profitability using undiscounted cash flows of such assets. Annually, or more frequently if impairment indicators are present, management evaluates the recoverability of indefinite-lived intangibles using estimated discounted cash flows and market factors to determine fair value.

FCC broadcast licenses are granted for maximum terms of eight years and are subject to renewal upon application to the FCC. The terms of several of the Company’s FCC licenses have expired, however the licenses remain in effect until action on the renewal applications has been completed. The Company filed all of its applications for renewal in a timely manner prior to the applicable expiration dates and expects its applications will be approved as the FCC works through its backlog. The Company’s network affiliation agreement intangible assets are due for renewal in a weighted-average period of three years. The Company currently expects that it will renew each network affiliation agreement prior to its expiration date. Costs associated with renewing or extending intangible assets are insignificant and are expensed as incurred.

Income taxes

The Company provides for income taxes using the liability method. The provision for, or benefit from, income taxes includes deferred taxes resulting from temporary differences in income for financial statement and tax purposes. Such temporary differences result primarily from differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income. Valuation allowances are established when it is estimated that it is “more likely than not” that the deferred tax asset will not be realized. The evaluation prescribed includes the consideration of all available evidence regarding historical operating results including the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Once a valuation allowance is established, it is maintained until a change in factual circumstances gives rise to sufficient income of the appropriate character and timing that will allow a partial or full utilization of the deferred tax asset. Any subsequent change in a valuation allowance due to a change in facts concerning the realizability of the deferred tax asset is reported as an increase or decrease in tax expense in the period in which the event or factual change occurs.

Comprehensive income

The Company’s comprehensive income consists of net income, pension and postretirement related adjustments, unrealized gains and losses on certain investments in equity securities (including reclassification adjustments), and changes in the value of derivative contracts as well as the Company’s share of Other Comprehensive Income from its investments accounted for under the equity method.

Recent accounting pronouncements

Effective with the Company’s 2009 annual financial statements, the Company began providing expanded disclosures related to its postretirement benefit plan assets. In accordance with the FASB’s Accounting Standards Codification (ASC) Topic 715, enhanced disclosures included the following: fair values of each major category of plan assets segregated into appropriate levels as required by ASC Topic 820 (Fair Value Measurement), a description of the types of investment funds used, any concentration of risk in plan assets and additional disclosures regarding investment strategy.

Note 2: Intangible Assets and Impairment

In addition to the annual impairment test, which is performed as of the first day of the fourth quarter, the Company has performed several interim impairment tests during 2008 and 2009 and recorded impairment charges in the second and fourth quarters of 2008 and third quarter of 2009. Due to the continuation of challenging business conditions in the second quarter of 2008 and the market’s perception of the value of media company stocks at that time, the Company performed an interim impairment assessment as of June 29, 2008. Business conditions worsened during the fourth quarter of that year, and the market’s perception of the value of media company stocks deteriorated further resulting in another interim impairment test as of December 28, 2008. As 2009 progressed, it became clear that the anticipated economic recovery would be delayed, leading the Company to perform a second-quarter interim impairment test, with no impairment indicated. Several developments in the third quarter of 2009 had relevance for purposes of impairment testing. First, at the beginning of the quarter the Company changed its structure from one organized by division (media platform) to one organized primarily by geographic market (see Note 6). At the same time, the Company reallocated goodwill in accordance with the new market structure. Second, the market’s perception of the value of media stocks rose considerably, which contributed to an increase of approximately $50 million in the estimated fair value of all of the Company’s reporting units in total. Third, there were signs of the economy bottoming out. However, continued lackluster consumer spending in the quarter resulted in further ad revenue erosion, and the Company’s expectation regarding a recovery in ad spending was delayed into 2010. These factors, together with the more granular testing required by accounting standards as a result of the Company’s new reporting structure, resulted in a third-quarter impairment test.

As a result of the testing performed in the third quarter of 2009, the Company recorded non-cash impairment charges related to goodwill totaling approximately $66 million and FCC licenses, network affiliation and other intangibles of approximately $18 million. The pretax charge totaled $84 million and was recorded on the “Goodwill and other asset impairment” line. The associated tax benefit is subject to limitations as discussed more fully in Note 3.

As a result of the testing in 2008, the Company recorded non-cash impairment charges related to goodwill (associated with its publishing operations) of $512 million, FCC licenses of $289 million, network affiliation agreements of $103 million, trade names and other intangibles assets of $2.2 million, and certain investments (whose impairment was other than temporary) and real estate of $5.7 million. The pretax charge totaled $912 million ($615 million after-tax) and was included on the line items “Goodwill and other asset impairment” and “Impairment of and income (loss) on investments” on the Consolidated Statements of Operations.

For impairment tests, the Company compares the carrying value of the reporting unit or asset tested to its estimated fair value. The fair value is determined using the estimated discounted cash flows expected to be generated by the assets along with, where appropriate, market inputs. The determination of fair value requires the use of significant judgment and estimates about assumptions that management believes are appropriate in the circumstances although it is reasonably possible that actual performance will differ from these assumptions. These assumptions include those relating to revenue growth, compensation levels, newsprint prices, discount rates and market trading multiples for broadcast and newspaper assets.

The Company has recorded pretax cumulative impairment losses related to goodwill approximating $685 million through December 27, 2009. The following table shows the change in the gross carrying amount and the accumulated amortization for intangible assets and goodwill from December 28, 2008 to December 27, 2009, including the current-year impairment write-down:

	December 28, 2008		Change			December 27, 2009
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Acquisitions/ Other	Amortization Expense	Impairment Charge[1]	Gross Carrying Amount	Accumulated Amortization
Amortizing intangible assets (including network affiliation, advertiser, programming and subscriber relationships):
Virginia/Tennessee	$55,326	$41,130		$1,247	$—	$55,326	$42,377
Florida	1,055	1,055		—	—	1,055	1,055
Mid-South	84,048	57,483		4,287	—	84,048	61,770
North Carolina	15,347	9,591		504	(3,416)	11,931	10,095
Ohio/Rhode Island	9,157	4,506		358	—	9,157	4,864
Advert. Serv. & Other	6,614	2,581		668	—	6,614	3,249

Total	$171,547	$116,346		$7,064	$(3,416)	$168,131	$123,410

Indefinite-lived intangible assets:
Goodwill[2]:
Virginia/Tennessee	$104,925		$—		$(8,200)	$96,725
Florida	43,123		—		—	43,123
Mid-South	137,775		(26)		(19,596)	118,153
North Carolina	43,225		—		(22,329)	20,896
Ohio/Rhode Island	76,576		—		(15,168)	61,408
Advert. Serv. & Other	15,846		(126)		(1,008)	14,712

Total goodwill	421,470		(152)		(66,301)	355,017
FCC licenses
Virginia/Tennessee	26,211		—		(6,211)	20,000
Mid-South	96,945		—		(3,251)	93,694
North Carolina	28,733		—		(4,733)	24,000
Ohio/Rhode Island	36,004		—		—	36,004

Total FCC licenses	187,893		—		(14,195)	173,698
Other	2,172		—		—	2,172

Total	$611,535		$(152)		$(80,496)	$530,887

[1]	Additionally, $308 thousand of certain publishing licenses that were included in Other Assets on the accompanying Consolidated Balance Sheet were written off.
[2]	The beginning balance for goodwill by market was based on a fair-value allocation upon adoption of the new structure at the beginning of the third quarter of 2009.

The fair value measurements determined for purposes of performing the Company’s impairment tests are considered to be Level 3 under the fair value hierarchy because they required significant unobservable inputs to be developed using estimates and assumptions determined by the Company and reflecting those that a market participant would use. Following the Company’s most recent impairment test at the beginning of the fourth quarter, approximately 30% of the Company’s goodwill and 45% of its FCC licenses were measured at fair value.

After considering the 2009 impairment charge, intangibles amortization expense is projected to be approximately $6 million in 2010 and 2011, decreasing to $3 million in 2012, and to $2 million in 2013 and 2014.

Note 3: Taxes on Income

The Company’s effective tax rate on income (loss) from continuing operations in 2009, 2008, and 2007 was 39%, 32%, and 24%, respectively. A reconciliation of income taxes computed at the federal statutory tax rate to actual income tax expense from continuing operations is as follows:

(In thousands)	2009	2008	2007
Income taxes computed at federal statutory tax rate	$(25,701)	$(319,006)	$4,255
Increase (reduction) in income taxes resulting from:
Impairment writedown of non-deductible goodwill	—	32,956	—
State income taxes, net of federal income tax benefit	(3,102)	(10,687)	513
Increase in deferred tax valuation allowance	6,529	7,527	—
Intraperiod tax allocation	(1,291)	—	—
Change in reserve for uncertain tax positions	(4,771)	—	—
Other	(302)	1,019	(1,847)

Income taxes	$(28,638)	$(288,191)	$2,921

As of December 28, 2008, the Company established a valuation allowance against its deferred tax assets of $47.6 million. The Company evaluates the recoverability of its deferred tax assets each period by considering whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. Due to the 2008 impairment charges, the Company had a cumulative financial reporting loss (when considering the current and two preceding years) and, therefore, under applicable accounting interpretations, could not consider expectations of future income to utilize the deferred tax assets. Other sources of income, such as income available in a carryback period, future reversal of existing temporary differences, or available tax planning strategies were taken into consideration; however, a valuation allowance was deemed necessary. While the Company has continued to make adjustments throughout 2009 to its deferred tax valuation allowance, these same basic considerations regarding the recoverability of deferred tax assets remained essentially in place. At the end of the 2009, the Company’s deferred tax asset valuation allowance stood at $23.9 million. The decrease in the valuation allowance of $23.7 million was due primarily to a decrease in deferred tax assets as a result of the November 2009 change in tax law that now permits a five-year carryback period for the Company’s 2009 net operating loss (NOL), which resulted in an income tax benefit of approximately $24.6 million.

With the passage of time, the Company will continue to generate additional deferred tax assets and liabilities related to its amortization of acquired intangible assets for tax purposes (e.g., tax amortization is expected to be approximately $76.9 million in 2010). These long-lived intangible assets are not amortized for financial reporting purposes under accounting standards applicable to accounting for goodwill and other intangible assets. Therefore, the tax amortization in future years will give rise to a temporary difference, and a tax liability (approximately $30 million in 2010), which will only reverse at the time of a further impairment or ultimate sale of the underlying intangible assets. Due to the uncertain timing of this reversal, the temporary difference cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the tax liability cannot be used to offset the deferred tax asset related to the NOL carryforward for tax purposes that will be generated by the same amortization. In accounting literature parlance, this “naked credit” (a deferred tax liability that cannot be used to offset deferred tax assets) will give rise to the need for additional valuation allowance.

Thus, the Company anticipates recording additional deferred tax valuation allowance of approximately $30 million, $25 million, and $23 million in 2010, 2011, and 2012, respectively. This additional valuation allowance will be recorded as a non-cash charge to income tax expense.

The anticipated additional income tax expense for 2010, 2011, 2012 would be altered by an event supporting reversal of a portion or all of the Company’s valuation allowance. Examples of such an event include:

•	Generation of sufficient income to support the realization of the Company’s deferred tax assets

•	Additional impairment charges or sales of the underlying intangible assets

•	The passage of time coupled with the achievement of positive cumulative financial reporting income (generally interpreted in accounting literature as the current and two preceding years)

The Company did not record a significant temporary difference in 2009 related to the tax amortization of intangible assets due to the $84 million impairment charge recognized in the third quarter.

Significant components of income taxes from continuing operations are as follows:

(In thousands)	2009	2008	2007
Federal	$(29,982)	$(13,369)	$(11,303)
State	(4,833)	(2,204)	(2,065)

Current	(34,815)	(15,573)	(13,368)

Federal	4,358	(265,911)	13,432
State	61	(14,234)	2,857

Deferred	4,419	(280,145)	16,289
Valuation allowance	6,529	7,527	—
Change in reserve for uncertain tax positions	(4,771)	—	—

Income taxes	$(28,638)	$(288,191)	$2,921

Temporary differences, which gave rise to significant components of the Company’s deferred tax liabilities and assets at December 27, 2009, and December 28, 2008, are as follows:

(In thousands)	2009	2008
Deferred tax liabilities:
Difference between book and tax bases of intangible assets	$2,986	$7,630
Tax over book depreciation	69,666	71,526
Other	674	626

Total deferred tax liabilities	73,326	79,782

Deferred tax assets:
Employee benefits	(29,952)	(36,688)
Net operating losses	(7,562)	(2,107)
Other comprehensive income items	(58,371)	(84,355)
Other	(962)	(4,270)

Total deferred tax assets	(96,847)	(127,420)

Net deferred tax assets	(23,521)	(47,638)
Valuation allowance*	23,891	47,638
Deferred tax assets included in other current assets	6,863	—

Deferred tax liabilities	$7,233	$—

*	The valuation allowance allocated to current assets is $2.2 million.

The Company paid income taxes of $.1 million, $1.6 million and $6.9 million, respectively, net of refunds in 2009, 2008 and 2007.

The Company adopted an accounting standard related to the uncertainty in income taxes on January 1, 2007 and recognized a net increase of approximately $4.9 million in the liability for uncertain tax positions, which was accounted for as a reduction of retained earnings, as of January 1, 2007. A reconciliation of the beginning and ending balances of the gross liability for uncertain tax positions is as follows:

(In thousands)
Balance at December 28, 2008	$14,971
Additions for tax positions for prior years	665
Reductions for tax positions for prior years	(7,490)

Balance at December 27, 2009	$8,146

The entire balance of the liability for uncertain tax positions would impact the effective rate (net of related asset for uncertain tax positions) if underlying tax positions were sustained or favorably settled. The Company recognizes interest and penalties accrued related to uncertain tax positions in the provision for income taxes. As of December 27, 2009, the liability for uncertain tax positions included approximately $3.2 million of estimated interest and penalties.

For federal tax purposes, the Company’s tax returns have been audited or closed by statute through 2005 and remain subject to audit for years 2006 and beyond. The Company has various state income tax examinations ongoing and at varying stages of completion, but generally its state income tax returns have been audited or closed to audit through 2005.

Note 4: Acquisitions, Dispositions and Discontinued Operations

In 2009, the Company sold a small magazine and its related website located in the Virginia/Tennessee Market. It also completed the sale of WCWJ in Jacksonville, Florida, which was the last of five television station divestitures under plans initiated in December 2007. The 2009 divestitures, along with certain post-closing adjustments related to the 2008 sale of the first four television stations, resulted in an after-tax gain of $8.9 million in 2009. In 2008, the Company completed the sale of the above-mentioned TV stations that were classified as held for sale in three transactions: WTVQ in Lexington, Kentucky; WMBB in Panama City, Florida and KALB/NALB in Alexandria, Louisiana; and WNEG in Toccoa, Georgia. The Company recognized gross proceeds of $78 million, including working capital adjustments which have all been settled, and an after-tax loss of $11.3 million in 2008 and $2 million in 2007 related to these divestitures. With the completion of the divestitures of all five stations, the Company generated proceeds of approximately $95 million. Depreciation and amortization of the assets for the five stations sold ceased during the first quarter of 2008.

The gains and losses related to these sales are shown on the face of the Consolidated Statements of Operations on the line “Net gain (loss) related to divestiture of discontinued operations (net of income taxes).” The results of these stations and the magazine, and their associated web sites, have been presented as discontinued operations in the accompanying Balance Sheets and the Statements of Operations for all periods presented. Income from discontinued operations in the accompanying Consolidated Statements of Operations for the years ended December 27, 2009, December 28, 2008, and December 30, 2007 included:

(In thousands)	2009	2008	2007
Revenues	$4,084	$24,597	$41,708
Costs and expenses	3,927	20,169	36,049

Income before income taxes	157	4,428	5,659
Income taxes	2	1,727	2,207

Income from discontinued operations	$155	$2,701	$3,452

In 2008, the Company made additions to its Advertising Services operations including: DealTaker.com, an online social shopping portal that provides coupons and bargains to its users, and NetInformer, a leading provider of mobile advertising and marketing services. Additionally, the Company purchased a small group of weekly newspapers in South Carolina and Richmond.com, a local news and entertainment portal.

Note 5: Long-Term Debt and Other Financial Instruments

Long-term debt at December 27, 2009, and December 28, 2008, was as follows:

(In thousands)	2009	2008
Revolving credit facility	$426,037	$425,000
Bank term loan facility	285,844	300,000
Bank lines	—	5,000
Capitalized lease	28	49

Long-term debt	$711,909	$730,049

The Company has a revolving credit facility as well as a variable bank term loan agreement (together the “Facilities”) both of which mature on June 30, 2011. The Company amended its revolving credit facility and its variable bank term loan agreement in the fourth quarter of 2008. The Company’s debt covenants require the maintenance of an interest coverage ratio and a leverage ratio, as defined. Pursuant to the 2008 amendment, the maximum leverage ratios increased for the fourth quarter of 2008 and the first quarter of 2009; they subsequently reduced slightly for the first three quarters of 2009 and will also be reduced for the first three quarter of 2010 and will remain at a constant level thereafter. These covenants, which involve debt levels, interest expense, and a rolling four-quarter calculation of EBITDA (a measure of cash earnings as defined in the revolving credit agreement), affected the Company’s maximum borrowing capacity allowed by the Facilities (which was approximately $861 million at December 27, 2009). Because the leverage ratio exceeded certain pre-established levels in 2009, the Company was and remains subject to restrictions on dividends, capital spending, indebtedness, capital leases, and investments under the Facilities. The Company pledged its cash, assets, and the capital stock of its subsidiaries as collateral. Interest rates under the Facilities are based on the London Interbank Offered Rate (LIBOR) plus a margin ranging from .3% to 3.5% (2.75% at December 27, 2009), determined by the Company’s leverage ratio. The Company pays fees (.5% at December 27, 2009) on the entire commitment of the facility at a rate also based on its leverage ratio. As of December 27, 2009, the Company was in compliance with all covenants and expects that the covenants will continue to be met.

Long-term debt maturities during the five years subsequent to December 27, 2009, aggregated $711.9 million and are due in 2011.

In the third quarter of 2006, the Company entered into several interest rate swaps as part of an overall strategy to manage interest cost and risk associated with variable interest rates, primarily short-term changes in LIBOR. These interest rate swaps were designated as cash flow hedges with notional amounts totaling $300 million; swaps with notional amounts of $100 million matured in the third quarter of 2009, and $200 million will mature in 2011. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the Company’s Facilities. These swaps effectively convert a portion of the Company’s variable rate bank debt to fixed rate debt with a weighted average interest rate approximating 8.4% at December 27, 2009. The following table includes information about the Company’s derivative instruments as of December 27, 2009.

(In thousands)
Derivatives Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Amount of Pretax Derivative Gain Recognized in 2009 OCI
Interest rate swaps	Other liabilities and deferred credits	$14,353	$8,370

The table that follows includes information about the carrying values and estimated fair values of the Company’s financial instruments at December 27, 2009, and December 28, 2008:

	2009		2008
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Investments
Trading	$303	$303	$243	$243
Liabilities:
Long-term debt:
Revolving credit facility	426,037	413,771	425,000	425,000
Bank term loan facility	285,844	277,614	300,000	300,000
Bank lines	—	—	5,000	5,000
Interest rate swap agreements	14,353	14,353	22,723	22,723

Trading securities held by the Supplemental 401(k) plan are carried at fair value and are determined by reference to quoted market prices. The fair value of the long-term debt in the chart above was estimated using discounted cash flow analyses and an estimate of the Company’s bank borrowing rate (by reference to publicly traded debt rates as of December 27, 2009) for similar types of borrowings. The interest rate swaps are carried at fair value based on the present value of the estimated cash flows the Company would have received or paid to terminate the swaps; the Company applied a discount rate that is predicated on quoted LIBOR prices and current market spreads for unsecured borrowings. Under the fair value hierarchy, the Company’s trading securities fall under Level 1 (quoted prices in active markets), and its interest rate swaps fall under Level 2 (other observable inputs).

Note 6: Business Segments

The Company is a diversified communications company located primarily in the southeastern United States. Effective at the beginning of the third quarter of 2009, the Company changed its management structure, shifting from its three-division structure (Publishing, Broadcast, and Interactive Media) to five geographic segments (Virginia/Tennessee, Florida, Mid-South, North Carolina, Ohio/Rhode Island) along with a sixth segment that includes interactive advertising services and certain other operations. This change was undertaken to more closely connect the Company to its customers and non-customers, to accelerate its Web-first strategy, to speed decision-making, and to create and serve new market opportunities. The Company has reclassified the corresponding items of segment information for prior years to conform with its current structure.

Revenues for the geographic markets include revenues from 18 network-affiliated television stations, three metropolitan newspapers, and 20 community newspapers, all of which have associated Web sites. Additionally, more than 200 specialty publications that include weekly newspapers and niche publications and the Web sites that are associated with many of these specialty publications are included in revenues for the geographic markets. Revenues for the sixth segment, Advertising Services & Other, are generated by three interactive advertising services companies and certain other operations including a broadcast equipment and studio design company.

Management measures segment performance based on profit or loss from operations before interest, income taxes, and acquisition related amortization. Amortization of acquired intangibles is not allocated to individual segments. Intercompany sales are primarily accounted for as if the sales were at current market prices and are eliminated in the consolidated financial statements. Certain promotion in the Company’s newspapers and television stations on behalf of its online shopping portal are recognized based on incremental cost. The Company’s reportable segments are managed separately, largely based on geographic market considerations and a desire to provide services to customers regardless of the media platform or any difference in the method of delivery. In certain instances, operations have been aggregated based on similar economic characteristics. Goodwill balances of $421.5 and $917.5 million for 2008 and 2007, respectively, were included in corporate assets as they were not allocated by market until the adoption of the new structure at the beginning of the third quarter in 2009.

Information by segment is as follows:

(In thousands)	Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (Loss)
2009
Virginia/Tennessee	$324,528	$4,813	$199,290	$(13,807)	$39,644
Florida	152,264	930	158,232	(8,111)	4,262
Mid-South	387,361	4,677	145,621	(13,426)	21,201
North Carolina	110,031	2,520	78,762	(6,801)	4,719
Ohio/Rhode Island	139,479	1,527	50,613	(3,371)	10,514
Advertising Services and Other	41,618	113	26,683	(884)	4,579
Eliminations	—	—	(1,589)	2	(46)

					84,873

Unallocated amounts:
Acquisition intangibles amortization	—	—		(7,064)	(7,064)
Corporate	80,767	3,873		(5,716)	(27,067)

	$1,236,048	$18,453	$657,612	$(59,178)

Interest expense					(41,978)
Impairment of and income (loss) on investments					701
Gain on insurance recovery					1,915
Goodwill and other asset impairment					(84,220)
Other					(591)

Consolidated loss from continuing operations before income taxes					$(73,431)

2008
Virginia/Tennessee	$240,035	$10,375	$232,465	$(15,244)	$40,609
Florida	110,805	3,641	201,291	(9,905)	(1,467)
Mid-South	277,396	6,442	171,531	(14,836)	24,967
North Carolina	99,989	5,009	105,372	(7,371)	11,642
Ohio/Rhode Island	75,731	623	62,921	(3,869)	13,949
Advertising Services and Other	29,458	220	26,647	(796)	1,495
Eliminations	—	—	(2,852)	10	(1,113)

					90,082

Unallocated amounts:
Acquisition intangibles amortization	—	—		(13,670)	(13,670)
Corporate	488,436	4,698		(5,783)	(38,504)
Discontinued operations	12,402	509		—

	$1,334,252	$31,517	$797,375	$(71,464)

Interest expense					(43,449)
Impairment of and income (loss) on investments					(4,419)
Gain on insurance recovery					3,250
Goodwill and other asset impairment					(908,701)
Other					3,965

Consolidated loss from continuing operations before income taxes					$(911,446)

(In thousands)	Assets	Capital Expenditures	Revenues	Depreciation and Amortization	Operating Profit (Loss)
2007
Virginia/Tennessee	$246,306	$25,196	$265,879	$(13,043)	$64,683
Florida	102,195	8,865	253,442	(9,381)	30,299
Mid-South	503,475	18,630	180,236	(15,070)	30,252
North Carolina	179,589	5,829	110,308	(6,574)	14,204
Ohio/Rhode Island	182,665	5,336	60,578	(3,799)	10,294
Advertising Services and Other	29,469	795	34,486	(551)	(840)
Eliminations	—	—	(8,636)	31	(1,755)

					147,137

Unallocated amounts:
Acquisition intangibles amortization	—	—		(17,003)	(17,003)
Corporate	1,120,012	11,460		(7,608)	(39,061)
Discontinued operations	107,355	2,031		—

	$2,471,066	$78,142	$896,293	$(72,998)

Interest expense					(59,577)
Impairment of and income (loss) on investments					(34,825)
Gain on insurance recovery					17,604
Other					(2,119)

Consolidated income from continuing operations before income taxes					$12,156

Note 7: Common Stock and Stock Options

Holders of the Class A common stock are entitled to elect 30% of the Board of Directors and, with the holders of Class B common stock, are also entitled to vote on the reservation of shares for stock awards and on certain specified types of major corporate reorganizations or acquisitions. Class B common stock can be converted into Class A common stock on a share-for-share basis at the option of the holder. When a dividend is paid, both classes of common stock receive the same amount per share.

Under the Company’s Long-Term Incentive Plan (LTIP), the Company has historically granted stock-based awards to key employees in the form of nonqualified stock options (Non-Qualified Stock Option Plan) and non-vested shares (Performance Accelerated Restricted Stock Plan (PARS)). At the Company’s 2006 Annual Meeting, amendments, including one allowing for additional shares to be made available for future awards, were not approved. Consequently, the Company did not grant additional stock options or PARS in 2007. The Company resumed this practice in 2008 after amendments to the LTIP were approved at the 2007 Annual Stockholder Meeting. In the first quarter of 2007, in order to maintain long-term compensation objectives for key employees, the Board adopted the Stock Appreciation Rights (SARs) Plan and approved grants of individual awards thereunder on January 31, 2007.

The LTIP is administered by the Compensation Committee and permits the grant of share options and shares to its employees. At December 27, 2009, a combined 1,308,503 shares remained available for grants of PARS (up to 354,944 shares) and stock options under the LTIP. Grant prices of stock options are equal to the fair market value of the underlying stock on the date of grant. Unless changed by the Compensation Committee, options are exercisable during the continued employment of the optionee but not for a period greater than ten years and not for a period greater than one year after termination of employment; they generally become exercisable at the rate of one-third each year from the date of grant. For awards granted prior to 2006, the optionee may exercise any option in full in the event of death or disability or upon retirement after at least ten years of service with the Company and after attaining age 55. For awards granted in 2006 and thereafter, the optionee must be 63 years of age, with ten years of service, and must be an employee on December 31 of the year of grant in order to be eligible to exercise an award upon retirement. The Company has options for approximately 53,000 shares outstanding under former plans with slightly different exercise terms.

The Company valued stock options granted in 2009 and 2008 using a binomial lattice valuation method. The volatility factor was estimated based on the Company’s historical volatility over the contractual term of the options.

The Company also used historical data to derive the option’s expected life. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the date of grant. The dividend yield was predicated on the most current annualized dividend payment and the average stock price over the year prior to the grant date. The key assumptions used to value stock options granted in 2009 and 2008 and the resulting grant date fair values are summarized below:

	2009	2008
Risk-free interest rate	2.30%	3.31%
Dividend yield	2.00%	2.90%
Volatility factor	51.10%	29.00%
Expected life (years)	6.60	6.50
Exercise price	$2.16	$20.30
Grant date fair value	$0.89	$04.88

The following is a summary of option activity for the year ended December 27, 2009:

(In thousands, except per share amounts)	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)*	Aggregate Intrinsic Value
Outstanding - beginning of year	2,223	$45.88
Granted	584	2.16
Forfeited or expired	(446)	46.18

Outstanding - end of year	2,361	$35.01	6.3	$3,194

Outstanding - end of year less estimated forfeitures	2,309	$35.63	6.2	$2,976

Exercisable - end of year	1,488	$50.19	4.8	$10

*	Excludes 400 options which are exercisable during the lifetime of the optionee and 52,900 options which are exercisable during the continued employment of the optionee and for a three-year period thereafter.

The Company recognized non-cash compensation expense related to stock options of approximately $.9 million ($.6 million after-tax), $3.3 million ($2.1 million after-tax), and $3.4 million ($2.2 million after-tax) for 2009, 2008 and 2007, respectively. As of December 27, 2009, there was $.9 million of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 1.3 years.

The Company granted 512,600 SARs with an exercise price of $40.01 in the first quarter of 2007. Because SARS are settled in cash, the related compensation expense is variable. Due to the decline in the Company’s stock price since the grant date, the cumulative compensation expense related to SARs is not material.

Certain executives are eligible for PARS, which vest over a ten-year period. If certain earnings targets are achieved (as defined in the plan), vesting may accelerate to either a three, five or seven year period. The recipient of PARS must remain employed by the Company during the vesting period. PARS are awarded at the fair value of Class A shares on the date of the grant. All restrictions on PARS granted prior to 2001 have been released. The following is a summary of PARS activity for the year ended December 27, 2009:

(In thousands, except per share amounts)	Shares	Weighted- Average Grant Date Fair Value
Nonvested balance - beginning of year	508	$40.42
Restrictions released	(58)	49.48
Forfeited	(35)	35.94

Nonvested balance - end of year	415	$39.52

As of the end of 2009, there was $6.8 million of total unrecognized compensation cost related to PARS under the LTIP; that cost is expected to be recognized over a weighted-average period of approximately 6 years. The amount recorded as expense in 2009, 2008 and 2007, was $1.4 million ($.9 million after-tax), $2 million ($1.3 million after-tax), and $1.8 million ($1.5 million after-tax), respectively. During 2009, 58,414 PARS with a fair value of $.1 million had restrictions released upon vesting of the 1999 grant and the retirement of a participant.

The Company has maintained a Supplemental 401(k) Plan (the Plan) for many years which allows certain employees to defer salary and obtain Company match where federal regulations would otherwise limit those amounts. The Company is the primary beneficiary of the variable interest entity that holds the Plan’s investments and consolidates the Plan accordingly. With certain 2008 amendments to the Plan, participants will now receive cash payments upon termination of employment, and participants age 55 and above can now choose from a range of investment options including the Company’s Class A common stock fund. The Plan’s liability to participants ($1.2 million and $.4 million at December 27, 2009 and December 28, 2008, respectively) is adjusted to its fair value each reporting period. The Plan’s investments ($.3 million and $.2 million at December 27, 2009 and December 28, 2008, respectively) other than its Class A common stock fund, are considered trading securities, reported as assets, and are adjusted to fair value each reporting period. Investments in the Class A common stock fund are measured at historical cost and are recorded as a reduction of additional paid-in capital. Consequently, fluctuations in the Company’s stock price will have an impact on the Company’s net income when the liability is adjusted to fair value and the common stock fund remains at historical cost. The Company recognized an expense of $.7 million ($.4 million after-tax) and a benefit of $1.7 million ($1.1 million after-tax) in 2009 and 2008, respectively, under the Plan due to the fluctuations in the Company’s stock price. The Company suspended the match on the Plan effective April 1, 2009.

Each member of the Board of Directors that is neither an employee nor a former employee of the Company (an Outside Director) participates in the Directors’ Deferred Compensation Plan. The plan provides that each Outside Director shall receive half of his or her annual compensation for services to the Board in the form of Deferred Stock Units (DSU); each Outside Director additionally may elect to receive the balance of his or her compensation in either cash, DSU, or a split between cash and DSU. Other than dividend credits (when dividends are declared), deferred stock units do not entitle Outside Directors to any rights due to a holder of common stock. DSU account balances may be settled after the Outside Director’s retirement date by a cash lump-sum payment, a single distribution of common stock, or annual installments of either cash or common stock over a period of up to ten years. The Company records expense annually based on the amount of compensation paid to each director as well as recording an adjustment for changes in fair value of DSU. The Company recognized an expense of $2.5 million ($1.6 million after-tax) and benefits of $1 million ($.6 million after-tax), and $.5 million ($.3 million after-tax) in 2009, 2008, and 2007, respectively, under the plan due to the fluctuations in the fair value of DSU.

Because both the Supplemental 401(k) Plan and the Director’s Deferred Compensation Plan were designed to align the interest of participants with those of shareholders, fluctuations in stock price have an effect on the expense recognized by the Company. Each $1 change in the Company’s stock price as of December 27, 2009 would have adjusted the Company’s pretax income by approximately $.4 million.

In the second quarter of 2007, the Company entered into an accelerated share repurchase program with an investment bank. Under this program, the investment bank delivered 1.5 million shares of Class A Common Stock to the Company for approximately $57 million ($38.10 per share). Those shares were immediately retired and accounted for as a reduction of stockholders’ equity. The share repurchase was funded with borrowings under the

Company’s existing credit agreements. As part of the transaction, the Company entered into a forward contract with the investment bank. The forward contract was settled in the third quarter of 2007 and included a price adjustment based on the volume weighted-average price of the Company’s Class A Common Stock, as defined in the agreement. After this adjustment, the final share repurchase totaled $48.7 million ($32.48 per share).

Note 8: Retirement Plans

The Company has a funded, qualified non-contributory defined benefit retirement plan which covers substantially all employees hired before January 1, 2007, and non-contributory unfunded supplemental executive retirement and ERISA excess plans which supplement the coverage available to certain executives. The Company also has a retiree medical savings account (established as of the beginning of 2007) which reimburses eligible employees who retire from the Company for certain medical expenses. In addition, the Company has an unfunded plan that provides certain health and life insurance benefits to retired employees who were hired prior to 1992. The previously mentioned plans are collectively referred to as the “Plans.” The measurement date for the Plans is the Company’s fiscal year end.

In the second quarter of 2009, the Company amended certain of its plans so that future retirement benefits under the retirement, ERISA Excess and Executive Supplemental Retirement plans will now be based on final average earnings as of May 31, 2009. Service accruals under the retirement and ERISA Excess plans ceased at the beginning of 2007 and the retirement plan was closed to new participants at that time, but benefits had been allowed to grow based on future compensation. In the third quarter of 2009, the Company further amended the Executive Supplemental Retirement Plan so that service provided after January 31, 2010 will not increase a participant’s benefit. The two plan amendments in 2009 resulted in a net curtailment gain of $2.0 million and adjusted Other Comprehensive Income (OCI) by approximately $37 million pretax due to the remeasurement. As a result of these actions, all three plans are effectively frozen. These changes did not affect the benefits of current retirees.

Benefit Obligations

The following table provides a reconciliation of the changes in the Plans’ benefit obligations for the years ended December 27, 2009, and December 28, 2008:

	Pension Benefits		Other Benefits
(In thousands)	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$417,555	$408,293	$41,552	$47,748
Service cost	596	944	227	415
Interest cost	24,150	26,125	2,500	3,011
Participant contributions	—	—	1,276	1,454
Plan amendments	(2,023)	—	—	—
Actuarial (gain) loss	6,197	258	(89)	(7,008)
Benefit payments, net of subsidy	(19,600)	(18,065)	(5,176)	(4,068)
Curtailments	(36,562)	—	—	—

Benefit obligation at end of year	$390,313	$417,555	$40,290	$41,552

The accumulated benefit obligation at the end of 2009 and 2008 was $390 million and $368 million, respectively. The Company’s policy is to fund benefits under the supplemental executive retirement, excess, and all postretirement benefits plans as claims and premiums are paid. As of December 27, 2009, and December 28, 2008, the benefit obligation related to the supplemental executive retirement and ERISA excess plans included in the preceding table was $42.1 million and $48.6 million, respectively. The Plans’ benefit obligations were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Discount rate	6.10%	6.50%	6.10%	6.50%
Compensation increase rate	—	4.00	4.00	4.00

A 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2009 (9.0% for 2008). This rate was assumed to decrease gradually each year to a rate of 5% in 2016 and remain at that level thereafter. These rates have an effect on the amounts reported for the Company’s postretirement obligations. A one-percentage point increase or decrease in the assumed health care trend rates would change the Company’s accumulated postretirement benefit obligation by approximately $800 thousand, and the Company’s net periodic cost by less than $60 thousand.

Plan Assets

The following table provides a reconciliation of the changes in the fair value of the Plans’ assets for the years ended December 27, 2009, and December 28, 2008:

	Pension Benefits		Other Benefits
(In thousands)	2009	2008	2009	2008
Change in plan assets:
Fair value of plan assets at beginning of year	$209,049	$308,408	$—	$—
Actual return on plan assets	52,789	(93,105)	—	—
Employer contributions	16,825	11,811	4,288	2,963
Participant contributions	—	—	1,276	1,454
Benefit payments	(19,600)	(18,065)	(5,564)	(4,417)

Fair value of plan assets at end of year	$259,063	$209,049	$—	$—

Under the fair value hierarchy, the Company’s retirement plan assets fall under Level 1 (quoted prices in active markets) and Level II (other observable inputs). The following table provides the fair value by each major category of plan assets at December 27, 2009:

	Level 1	Level 2
U.S. Small/Mid Cap Equity	$28,772	$—
U.S. Large Cap Equity	56,234	35,798
International/Global Equity	11,898	37,331
Fixed Income	64,106	23,072

The asset allocation for the Company’s funded retirement plan at the end of 2009 and 2008, and the asset allocation range for 2010, by asset category, are as follows:

	Asset allocation Range	Percentage of Plan Assets at Year End
Asset Category	2010	2009	2008
Equity securities	60% - 75%	66%	64%
Fixed income securities	25% - 45%	34%	36%

Total		100%	100%

As plan sponsor of the funded retirement plan, the Company’s investment strategy is to achieve a rate of return on the plan’s assets that, over the long-term, will fund the plan’s benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities. A determinant of the plan’s returns is the asset allocation policy. The Company’s investment policy provides absolute ranges (30-50% U.S. large cap equity, 5-17% U.S. small/mid cap equity, 10-30% international/global equity, 25-45% fixed income, and 0-5% cash) for the plan’s long-term asset mix. The Company periodically (at least annually) reviews and rebalances the asset mix if necessary.

The Company also reviews the plan’s overall asset allocation to determine the proper balance of securities by market capitalization, value or growth, U.S., international or global, or the addition of other asset classes.

An investment policy is updated frequently and distributed to the investment managers. Periodically, the Company evaluates each investment manager to determine if that manager has performed satisfactorily when compared to the defined objectives, similarly invested portfolios, and specific market indices. The policy contains general guidelines for prohibited transactions such as:

•	borrowing of money

•	purchase of securities on margin

•	short sales

•	pledging any securities except loans of securities that are fully-collateralized

•	purchase or sale of futures or options for speculation or leverage

Restricted transactions include:

•	purchase or sale of commodities, commodity contracts, or illiquid interests in real estate or mortgages

•	purchase of illiquid securities such as private placements

•	use of various futures and options for hedging or for taking limited risks with a portion of the portfolio’s assets

Funded Status

The following table provides a statement of the funded status of the Plans at December 27, 2009, and December 28, 2008:

	Pension Benefits		Other Benefits
(In thousands)	2009	2008	2009	2008
Amounts recorded in the balance sheet:
Current liabilities	$(2,119)	$(1,735)	$(2,957)	$(2,652)
Noncurrent liabilities	(129,131)	(206,771)	(37,333)	(38,900)

Net amount recognized	$(131,250)	$(208,506)	$(40,290)	$(41,552)

The following table provides a reconciliation of the Company’s accumulated other comprehensive income prior to any deferred tax effects:

	Pension Benefits			Other Benefits
(In thousands)	Net actuarial loss	Prior service (credit) cost	Total	Net actuarial gain	Prior service (credit) cost	Total
December 28, 2008	$209,672	$(170)	$209,502	$(13,373)	$13,548	$175
Current year change	(62,097)	170	(61,927)	389	(1,721)	(1,332)

December 27, 2009	$147,575	$—	$147,575	$(12,984)	$11,827	$(1,157)

The Company anticipates recognizing $2 million of actuarial loss and $1.7 million of prior service cost, both of which are currently in accumulated other comprehensive income, as a component of its net periodic cost in 2010. The Company currently anticipates making contributions of $15 million to its Retirement Plan in 2010, although only $6 million of contributions would be required.

Expected Cash Flows

The following table includes amounts that are expected to be contributed to the Plans by the Company and amounts the Company expects to receive in Medicare subsidy payments. It reflects benefit payments that are made from the Plans’ assets as well as those made directly from the Company’s assets and includes the participants’ share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company’s best estimate given its current knowledge; actual amounts could be materially different.

(In thousands)	Pension Benefits	Other Benefits	Medicare Subsidy Receipts
Employer Contributions
2010 (expectation) to participant benefits	$17,119	$3,046	$—
Expected Benefit Payments / Receipts
2010	20,101	3,443	(397)
2011	21,123	3,694	(401)
2012	22,183	3,751	(405)
2013	23,365	4,092	(412)
2014	24,275	4,420	(411)
2015-2019	133,920	20,230	(2,311)

Net Periodic Cost

The following table provides the components of net periodic benefit cost for the Plans for fiscal years 2009, 2008, and 2007:

	Pension Benefits			Other Benefits
(In thousands)	2009	2008	2007	2009	2008	2007

Service cost	$596	$944	$1,096	$227	$415	$491
Interest cost	24,150	26,125	24,995	2,500	3,011	2,943
Expected return on plan assets	(23,682)	(25,898)	(24,808)	—	—	—
Amortization of prior-service (credit) cost	(193)	(53)	(53)	1,721	1,721	1,721
Amortization of net loss (gain)	2,625	5,525	8,296	(1,065)	(377)	(74)
Curtailment gain	(2,000)	—	—	—	—	—

Net periodic benefit cost	$1,496	$6,643	$9,526	$3,383	$4,770	$5,081

The net periodic costs for the Company’s pension and other benefit plans were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Discount rate*	6.64%	6.50%	6.50%	6.50%
Expected return on plan assets	8.25	8.50	—	—
Compensation increase rate	4.00	4.00	4.00	4.00

*	2009 reflects a blended average discount rate for the initial valuation and two subsequent remeasurements.

The reasonableness of the expected return on the funded retirement plan assets was determined by four separate analyses: 1) review of 10 years of historical data of portfolios with similar asset allocation characteristics done by a third party, 2) analysis of 20 years of historical performance assuming the current portfolio mix and investment manager structure done by a third party, 3) review of the Company’s actual portfolio performance over the past 5 years, and 4) projected portfolio performance for 10 years, assuming the plan’s asset allocation range, done by a third party. Net periodic costs for 2010 will use a discount rate of 5.75%, and an expected rate of return on plan assets of 8.25%.

The Company also sponsors a 401(k) plan covering substantially all employees under which the Company matches 100% of participant pretax contributions up to a maximum of 5% of the employee’s salary. The Company suspended the match effective April 1, 2009. Eligible account balances may be rolled over from a prior employer’s qualified plan. Contributions charged to expense under the plan were $2.4 million, $10.3 million, and $16.4 million (including profit sharing) in 2009, 2008 and 2007, respectively.

Note 9: Investments

In the second quarter of 2008, the Company and its two equal partners completed the sale of SP Newsprint Company (SPNC) to White Birch Paper Company. The sale generated proceeds to the Company of approximately $60 million which were used to reduce debt; associated income taxes approximated $20 million. In the second quarter of 2009, a small adverse adjustment related to working capital was recognized, and in the third quarter of 2009, a small favorable resolution of a retained liability for an income tax dispute at SPNC was recorded.

In the fourth quarter of 2007, the Company recorded a pretax write-down to its investment in SPNC (in addition to the Company’s equity in SPNC’s net loss) of $10.7 million. In 2008, the Company recorded an additional net loss of $1.6 million based on the estimated fair values of certain post-closing items. These losses were included in the Statement of Operations in the line item “Impairment of and income (loss) on investments.”

For the year ended December 30, 2007, SP Newsprint recorded net sales of $572.1 million, a gross loss of $.5 million, and a net loss of $59.9 million; the Company recorded $20 million as its equity share of the net loss of SPNC in 2007.

The Company purchased approximately 48 thousand tons of newsprint from SPNC in 2009 at market prices, which totaled $26 million and approximated 83% of the Company’s newsprint needs. In 2008 and 2007, the Company purchased approximately 55 thousand and 58 thousand tons, respectively, of newsprint from SPNC which approximated 63% and 56% of the Company’s newsprint needs in each of those years and totaled approximately $31 million and $30 million in 2008 and 2007, respectively. The Company is committed to purchase a minimum of approximately 42 thousand tons of newsprint in 2010 and 35 thousand tons per year through 2013.

In 2008, the Company wrote off its entire remaining investment of $1.9 million (which was included as a part of the Company’s pretax impairment charge discussed in Note 2) in a company that produces interactive entertainment including games; the Company recovered $.5 million of its investment in the latter part of 2008. Additionally, the Company carried this investment at fair value and recognized a write-down of $3.6 million in 2007, to reflect the decrease in fair value due to the extended period the stock price of this publicly traded security was below the Company’s carrying value.

Note 10: Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share from continuing operations as presented in the Consolidated Statements of Operations:

	2009			2008			2007
(In thousands, except per share amounts)	Loss (Numerator)	Shares (Denominator)	Per Share Amount	Loss (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted EPS
Income (loss) from continuing operations	$(44,793)			$(623,255)			$9,235

Distributed earnings attributable to participating securities	—			(504)			(421)

Income (loss) from continuing operations available to common stock-holders	$(44,793)	22,245	$(2.01)	$(623,759)	22,113	$(28.21)	$8,814	22,656	$0.39

Note 11: Commitments, Contingencies and Other

Broadcast film rights

Over the next 5 years the Company is committed to purchase approximately $25 million of program rights that currently are not available for broadcast, including programs not yet produced. If such programs are not produced, the Company’s commitment would expire without obligation.

Lease obligations

The Company rents certain facilities and equipment under operating leases. These leases extend for varying periods of time ranging from one year to more than twenty years and in many cases contain renewal options. Total rental expense from continuing operations amounted to $6.8 million in 2009, $7.9 million in 2008 and $8 million in 2007. Minimum rental commitments for continuing operations under operating leases with noncancelable terms in excess of one year are as follows: 2010 – $6.4 million; 2011 – $5 million; 2012 – $3.8 million; 2013 – $2.1 million; 2014 – $1.2 million; subsequent years – $7.8 million.

Barter transactions

The Company engages in barter transactions primarily with its television air time and recognized revenues of $9.4 million, $10.3 million and $10.2 million in 2009, 2008 and 2007, respectively.

Interest

In 2009, 2008 and 2007, the Company’s interest expense related to continuing operations was $42 million (net of $.2 million capitalized), $43.4 million (net of $.2 million capitalized) and $59.6 million (net of $1.4 million capitalized), respectively. Interest paid during 2009, 2008 and 2007, net of amounts capitalized, was $36.3 million, $41.3 million and $58.3 million, respectively.

Other current assets

Other current assets included program rights of $15.4 million at December 27, 2009 and December 28, 2008. Additionally, as of December 27, 2009, the Company had $27.8 million of refundable income taxes primarily as a result of the tax law change discussed in Note 3.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

(In thousands)	2009	2008
Payroll and employee benefits	$23,472	$29,280
Unearned revenue	19,431	20,837
Program rights	14,677	14,876
Other	14,594	21,298

Total	$72,174	$86,291

Insurance Recoveries

In the third quarter of 2009, the Company received cash of $3.5 million related to the collapse of a television tower at WSPA in South Carolina following a storm; a portion of that settlement related to clean-up costs of the site. The Company wrote off the net book value of the destroyed tower totaling $1.3 million and recorded a gain of $1.9 million as the insured value of the property exceeded its net book value. In the second quarter of 2007, one of three presses at the Company’s Richmond Times-Dispatch printing facility caught fire. In the fourth quarter of 2007, the Company reached a settlement with the insurance company and received cash of $47.7 million which covered the damaged press as well as the Company’s clean-up and repair costs. A portion of that settlement related to repair and clean-up costs in subsequent years. In 2007, the Company wrote off the net book value of the destroyed equipment totaling $10.2 million and recorded a gain of $17.6 million as the insured value of the property exceeded its net book value. In 2008, the Company identified a more cost-effective method to clean the equipment and remediate the facility than previously anticipated, and consequently, recorded a pretax gain of $3.3 million related to the insurance settlement. Gains in all years were recorded on the Statements of Operations in the line item “Gain on insurance recovery.”

Other

The FCC mandated a reallocation of a portion of the broadcast spectrum to others, including Sprint/Nextel. According to the FCC order, broadcasters must surrender their old equipment to prevent interference within a narrowed broadcasting frequency range. In exchange for the relinquished equipment, Sprint/Nextel provided broadcasters with new digital equipment and reimbursed associated out-of-pocket expenses. The Company recorded gains of $2.6 million in 2009, $5.2 million in 2008, and $.9 million in 2007 in the line item “Selling, general and administrative” on the Consolidated Statements of Operations. The Company’s television stations have completed the replacement of equipment; the Company does not expect further gains under the program.

Severance

In an effort to better align its costs with current revenue opportunities, the Company implemented cost-reduction plans which included voluntary and non-voluntary separation programs. These workforce reductions were in response to a general economic downturn, and particularly, to the deep housing-induced recession in the Florida market. As the Company reduced its workforce, severance costs of $6.6 million, $10.9 million and $3 million were included in operating expenses for 2009, 2008 and 2007, respectively. Accrued severance costs are included in “Accrued expenses and other liabilities” on the Consolidated Balance Sheet. Following is a summary of activity in accrued severance for these work-force reductions:

(In thousands)	Virginia/ Tennessee	Florida	Mid- South	North Carolina	Ohio/ Rhode Island	Advertising Services & Other	Corporate	Consolidated
Accrued severance-12/30/2007	$9	$262	$—	$—	$—	$158	$—	$429

Severance expense	1,474	4,939	1,445	712	1,124	301	913	10,908
Severance payments	(613)	(3,679)	(359)	(329)	(217)	(238)	(746)	(6,181)

Accrued severance-12/28/2008	870	1,522	1,086	383	907	221	167	5,156

Severance expense	2,623	2,051	389	688	330	334	170	6,585
Severance payments	(3,368)	(3,573)	(1,462)	(1,060)	(1,237)	(536)	(270)	(11,506)

Accrued severance-12/27/2009	$125	$—	$13	$11	$—	$19	$67	$235